EMPLOYMENT AGREEMENT

BETWEEN VISTA GOLD CORP. AND JOHN W. ROZELLE

THIS AGREEMENT is entered into to be effective as of August 1, 2012 (Also known as "Effective Date" in this Agreement) by and among Vista Gold Corp., a Yukon Territory Corporation, whose address is 7961 Shaffer Parkway, Suite 5, Littleton, CO 80127 (Also referred to as "VGC" in this Agreement), Vista Gold (US) Inc. a Delaware Corporation (Also referred to as "Employer" in this Agreement) and indirect, wholly-owned subsidiary of VGC and John W. Rozelle (Also referred to as "Employee" in this Agreement).

1. Employment. Employer hereby employs Employee and Employee hereby accepts employment by Employer upon the terms and conditions provided for in this Agreement.

2. Term. The term of this Agreement (Also referred to as the "Term" in this Agreement) shall begin on the Effective Date and shall continue until terminated in accordance with the terms of this Agreement.

3. Compensation.

(a) For services rendered by Employee to the Employer under this Agreement during the calendar year 2012, Employer shall pay Employee a salary, calculated on an annualized basis, commencing August 1, 2012, of $225,000 (less statutory deductions) (Also referred to as "Base Salary" in this Agreement). Compensation for the years subsequent to 2012 shall be determined by Employer based upon Employee's performance, but in no event shall Employee's annualized salary compensation be reduced below $225,000.

(b) In addition to the foregoing salary as compensation, Employee shall be entitled to receive other compensation and what are sometimes referred to as "fringe benefits", to be paid by Employer, including, but not limited to: standard Employer holidays paid based upon Employee's annual rate of compensation at the time he is paid for the holiday; four (4) weeks paid vacation per year (including weekends Employee thus shall be entitled to 28 days of vacation in a twelve month period); health, dental, life, disability and accidental death and dismemberment insurance; a 401(k) benefit plan made available to Employee on the same basis as it is made available to other United States employees of Employer with a 100% Employer match for up to 4% of annual salary with the corporate contribution vested immediately; and dues for professional organizations of which Employee is a member. The Employee's contributions to health, dental, life, disability and other insurance shall be on the same basis as the contributions made by other employees of the Employer. Life insurance is provided at no cost to the Employee at two times the Employee's annual salary. The Employee shall also be entitled to participate in a pre-tax medical savings plan sponsored by the Employer. The employee may accrue and carry from year to year, no more than two times his annual vacation benefit (also referred to as the "annual vacation carry-over" in this document). In the event the Employee, at the request of the employer, does not use his vacation days, then the Employee shall be entitled to be paid annually for his accrued vacation benefit in excess of the annual vacation carry-over at the same rate of pay he is earning at the time he is paid for his vacation. Employee shall be entitled to sick pay or sick benefits on the same basis as other employees of the Employer.

(c) In addition to the Base Salary as compensation and in addition to the fringe benefits described in

paragraph 3 (b) above, Employee shall be entitled to request that the Board of Directors (the "Board") of VGC consider payment to him of an annual bonus. The amount of the annual bonus, if any, will be paid by the Employer and will be in the absolute and unfettered discretion of the Board. Employee acknowledges that the bonus is completely at the discretion of the Board and Employee shall under no circumstances be entitled to claim any right or entitlement to a bonus regardless of his performance or the performance of VGC or the Employer during the Term; unless or until the bonus is actually declared payable by the Board of Directors and in such case the bonus shall be vested in the Employee.

4. Duties. Employee shall, from the Effective Date, assume the role of Senior Vice President of VGC and Employer. As Senior Vice President of VGC and Employer, Employee shall, subject to the direction and control of the Board, devote substantially all of his time and attention and his skills to the business of VGC, Employer and their Subsidiaries (as defined in the attached description of Employee's duties and responsibilities) and shall perform all such acts as are necessary to properly and efficiently carry out the duties reasonably expected of a Senior Vice President. During the Term, Employee shall at all times act in the best interests of VGC, Employer and their Subsidiaries and shall not, without the prior consent first given in writing by the Board, except as noted below, provide services to or be employed in any capacity or for any purpose whatsoever by any firm, person or corporation and shall not be engaged as owner, operator, financier, advisor, manager, salesman or otherwise in any business, enterprise or undertaking other than pursuant to this Agreement. Employee's primary jobsite or location shall be Vista's corporate headquarters in Littleton, CO. Employee's description of duties and responsibilities shall be subject to periodic review and updating to align with the business purposes and objectives of the Company.

5. Termination and Severance Pay.

(a) The phrase "just cause" as used in this Agreement shall be defined as follows:

(i) failure to perform Employee's duties to the Employer in a manner reasonably satisfactory to the President and Chief Operating Officer (COO) (it being understood that the Employee shall be provided with not less than sixty (60) days' written notice and Employee shall be given a reasonable opportunity to cure any alleged failures to perform duties assigned to the Employee before such failure shall be deemed "just cause");

(ii) death of the Employee;

(iii) permanent disability of the Employee;

(iv) breach of any fiduciary duty to VGC, or a Subsidiary Employer, by the Employee; or

(v) conviction of the Employee in a criminal proceeding of any Felony. The conviction of an Employee of a traffic offense or misdemeanor offense shall not constitute "just cause" unless such conviction results in the Employee being unable to carry out the essential responsibilities or duties assigned to the Employee.

(b) The phrase "Substantial Adverse Change" as used in this Agreement means:

(i) a material adverse change in any of the duties, powers, rights, discretion, salary or benefits

of Employee as compared to those that existed on the Effective Date;

(ii) a diminution or change of the title of Employee as it exists at the Effective Date such that such diminution or change amounts to a demotion as such would be viewed by a reasonable person in the same or similar industry;

(c) Employee may, without providing a reason, terminate this Agreement upon 30 days written notice to Employer prior to date the Employee states in his notice is the date of his termination.

(d) Subject to the provisions of Paragraph 5(e) below, Employer may terminate this Agreement for just cause, as defined in Paragraph 5(a) above, immediately upon written notice to Employee (except in instances pursuant to paragraph 5(a)(i) for which the cure period applies, in which event the notice may not be given until the end of the cure period), with the result that all compensation and benefits payable to Employee under this Agreement shall cease at the end of the cure period. All benefits and compensation that accrued to the Employee up to the termination of this Agreement shall be paid to the Employee at the end of the cure period or on the effective date of termination.

(e) In the event that a Substantial Adverse Change occurs in Employee's employment or if Employee's employment under this Agreement is terminated other than for just cause, Employee shall be entitled to:

(i) continuation of his salary (less the usual statutory and other deductions) for six months after such Substantial Adverse Change or termination ("Continuation Period");

(ii) for vacation and retirement savings plan purposes, and for insurance purposes the Continuation Period will be considered as or count as regular employment; subject to the approval of VGC's Compensation Committee and the requirements of VGC's stock option plan, for the purpose of any stock options Employee holds, all options not yet vested shall be deemed vested as of the date of termination of Employee's employment, and for purposes of the exercise of such options, Employee's employment shall be deemed to be terminated at the end of the Continuation Period, unless he has elected the Retirement Option, described in Paragraph 5(g) below, in which event Employee's employment terminates upon the termination date. Nothing herein shall be deemed to affect the Employees rights to any vested benefits.

(iii) all of Employee's benefits paid by Employer, as described in Paragraph 3(b), will be continued during the Continuation Period, to the extent that Employer maintains such benefits for its other employees during the Continuation Period; provided, however, that if Employee becomes employed by another employer prior to the expiration of the Continuation Period, Employee's benefits described in paragraph 3 (b) will be discontinued by Employer upon Employee's eligibility for such equivalent benefits with his new employer; however, nothing herein shall be deemed to restrict or impair Employee's ability to avail himself or his dependents of COBRA benefits; and

(iiv) if long term disability coverage is available after termination, Employee may elect to continue that insurance at his expense; however, Employee acknowledges that Employer's insurer may consider that there has been a material change in Employee's employment status that could increase the amount of the premiums for same. If Employer is paying the premiums for Employee's disability coverage at the

time of Employee's termination, Employer shall continue to pay during the Continuation Period the amount of premiums it was paying at the time of termination, it being understood and agreed that any subsequent increased premium amount shall be at the sole cost of Employee.

(f) In the event Employee's employment hereunder is terminated at any time by his voluntary resignation or for just cause by Employer, Employee shall not be entitled to any severance pay or other benefits after such resignation or termination Except, however, the Employee shall be entitled to any benefits as may be payable to him pursuant to the terms of any profit sharing plan of Employer in effect at the time of the Employee's termination (there being no such plan in effect as of the Effective Date).

(g) In the event of a Substantial Adverse Change as defined in Paragraph 5(b) or a termination other than for just cause, Employee may elect the "Retirement Option", by so advising Employer in writing within thirty (30) days after the Substantial Adverse Change occurs. If Employee so elects, he will receive his salary, vacation pay, company contribution to his retirement savings plan, and the reasonable present value of Employee's other Employer-paid benefits for the Continuation Period (less statutory holdbacks) in a lump sum retiring allowance immediately following termination.

(h) In the event of Employee's death after commencement but before expiration of the Continuation Period, any unpaid salary, vacation, bonus or pension amounts that would have been payable under this Agreement during the remainder of the Continuation Period will be paid as a lump sum to Employee's estate, and for the purposes of all survivor benefits it will be deemed that Employee died while employed by Employer so that Employee's designated beneficiaries or Employee's estate receive such survivor benefits.

6. Lawsuits. Employee shall promptly notify the Board of any suit, proceeding or other action commenced or taken against VGC, Employer or any Subsidiary, or of any facts or circumstances of which Employee is aware which may reasonably form the basis of any suit, proceeding or action against VGC, Employer or any Subsidiary.

7. Reporting Relationship. Employee shall keep the President and COO fully informed of all matters concerning VGC, Employer, Projects, and the Subsidiaries and shall provide the President and COO with status reports concerning such entities at such times, in such manner and containing such information as the President and COO may request from time to time.

8. Compliance with Laws. To carry out his obligations hereunder, Employee shall make reasonable efforts to familiarize himself with and shall cause VGC, Employer and the Subsidiaries to comply with all relevant and applicable laws, regulations and orders and in particular, shall conduct the business of VGC in a manner so as to cause VGC to comply in all material respects with all federal, provincial, state or local environmental laws, regulations and orders of application in each jurisdiction where VGC, Employer and the Subsidiaries carries on business or owns assets. Employee shall promptly notify the Board if he becomes aware that VGC, Employer or any of the Subsidiaries has violated any law.

9. Disclosure of Information. By acceptance of this Agreement, Employee expressly acknowledges that he has received or will receive certain confidential information pertaining to the operations and business affairs of VGC, Employer and the Subsidiaries and, as the same may exist from time to time, such information is a valuable, special and unique asset of the business of VGC's. Employee agrees that he shall not, during his employment under this Agreement or at any time during a period of three

years thereafter, disclose any confidential information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever without the prior written consent of VGC. Employee also hereby agrees that immediately upon any termination of this Agreement, for any reason whatsoever, Employee shall return to VGC all copies of any confidential information (in whatever form) then in Employee's possession. The Employee, VGC and the Employer agree that upon a breach or violation of any provision of Section 9, VGC and the Employer, in addition to all other remedies which might be available to them, shall be entitled as a matter of right to equitable relief in any court of competent jurisdiction, including the right to obtain injunctive relief or specific performance. The Employee, VGC and the Employer agree that the remedies at law for any such breach or violation are not fully adequate and that the injuries to VGC and the Employer as a result of the continuation of any breach or violation are incapable of full calculation in monetary terms and, therefore, constitute irreparable harm. The provisions of Section 9 shall survive termination of this Agreement.

10. Assignment. This Agreement and rights and obligations of the parties hereto may be assigned by VGC, or Employer and shall bind and inure to the benefits of the assigns, successor or successors of VGC, and Employer and, insofar as payments are to be made to Employee after his death, shall inure to the benefit of the assigns, heirs, estate or legal representative of Employee. This Agreement is personal to Employee and may not be assigned by Employee. If the Employer assigns this Agreement and such assignment creates a circumstance making it difficult for the Employee to perform the essential duties or responsibilities of his job then such assignment shall constitute a" Substantial Adverse Change" and the Employee shall have such rights as are defined above in this Agreement.

11. Entire Agreement; Modifications. This document contains the entire agreement of the parties with respect to the subject matter hereof, and it may only be changed, modified, supplemented or amended by an agreement in writing signed by the party to be bound thereby.

12. Governing Law. This Agreement shall be interpreted and governed in accordance with the laws of the State of Colorado.

13. Arbitration. Any controversy or claim arising from or related to Employee's employment, this Agreement, or the breach thereof, will be settled by final and binding arbitration before a panel of three arbitrators in Denver, Colorado and judgment may be entered upon the arbitration award by any court having jurisdiction thereof. Matters subject to this provision include, without limitation, claims or disputes based on statute, contract, common law and tort and will include, for example, matters pertaining to termination, discrimination, harassment, compensation and benefits. Matters to be resolved under this provision also include claims and disputes arising out of statutes such as the Fair Labor Standards Act, Title VII of the Civil Rights Act, the Age Discrimination in Employment Act and any other anti-discrimination statutes, ordinances or rules. Such arbitration shall be administered by the American Arbitration Association under the then prevailing applicable rules. Within 15 days after the commencement of such arbitration, each party shall select one person to act as arbitrator and the two selected shall select a third arbitrator within 10 days of their appointment. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected by the American Arbitration Association. All fees and expenses of the arbitration shall be borne by the parties equally. However, the prevailing party shall be entitled to an award of reasonable attorneys' fees and the Arbitrators may apportion the Arbitration Fees and costs between the parties as part of any award. Notwithstanding this provision, however, either party may apply to any court having jurisdiction hereof and seek injunctive relief to maintain the status quo until the arbitration award is rendered or the controversy is otherwise resolved.

14. Severability. If any part of this Agreement is for any reason declared to be illegal, invalid,

unconstitutional, void or unenforceable, all other provisions hereof not so held shall be and remain in full force and effect, and the intention of the parties as expressed in the stricken provision(s) shall be given effect to the extent possible.

15. Dollar References. All references to "dollars" and "$" shall mean United States Dollars.

16. Review by Employee's Counsel. Employee acknowledges that this Agreement has been reviewed on his behalf by a Colorado attorney. Employer agrees to reimburse Employee for reasonable attorney's fees and expenses incurred by Employee in such review.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year set forth below their signatures, effective as of the day and year first above written.

Vista Gold U.S. Inc.

Authorized Signatory, Employer

Vista Gold Corp.

Authorized Signatory, Employer

SIGNED, SEALED AND DELIVERED
by JOHN W. ROZELLE
in the presence of:

Witness

John W. Rozelle

This 3rd day of August, 2012.